Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

www.fulbright.com

telephone: (713) 651-5151	facsimile: (713) 651-5246

April 30, 2008

Rex Energy Corporation

1975 Waddle Road

State College, Pennsylvania 16803

Ladies and Gentlemen:

We have acted as counsel to Rex Energy Corporation, a Delaware corporation (the “Company”), in connection with the proposed offer and sale by the Company pursuant to a prospectus forming a part of a Registration Statement on Form S-1 (File No. 333-150120), originally filed with the Securities and Exchange Commission on April 7, 2008 (such Registration Statement, as amended at the effective date thereof, and together with the registration statement filed by the Company on the date hereof pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, being collectively referred to herein as the “Registration Statement”), of up to 575,000 shares of the Company’s common stock, par value $0.001 per share, of the Company (the “Shares”).

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the underwriting agreement, a form of which was filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

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